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                                                                   Exhibit 10-6

                              COINSURANCE AGREEMENT

                                     between

            GLENBROOK LIFE AND ANNUITY COMPANY, domiciled in Arizona
                            (hereinafter "GLENBROOK")

                                       and

             ALLSTATE LIFE INSURANCE COMPANY, domiciled in Illinois
                            (hereinafter "ALLSTATE")

                                    RECITALS

WHEREAS, GLENBROOK and ALLSTATE are parties to that certain Reinsurance Agreement effective June 5, 1992, under which GLENBROOK cedes to ALLSTATE on a coinsurance basis the net liability for contracts whose reserve is invested, in whole or in part, in the GLENBROOK General Account, excluding any portion of such contracts which are not so invested ("Original Reinsurance Agreement"); and

WHEREAS, the Original Reinsurance Agreement, over the years, has been amended several times, such that the comprehension of the Original Reinsurance Agreement has been rendered difficult; and

WHEREAS, the insurance regulators for the States of Arizona and Illinois have requested that the parties consider rewriting the Original Reinsurance Agreement for the purposes of incorporating the several amendments, and clarifying certain other aspects of the Original Reinsurance Agreement; and

WHEREAS, the parties desire to revise and restate the terms of the reinsurance Agreement, and to reflect such revisions and restated terms in this Coinsurance Agreement (the "Agreement");

NOW THEREFORE, the parties agree that this Agreement shall replace and supercede the Original Reinsurance Agreement, including all amendments thereto, and that, as of the Effective Date specified herein, the Policies (as defined in Article I below) shall be reinsured under the terms and conditions specified in this Agreement.

                                    ARTICLE I
                                   DEFINITIONS

A. "Effective Date" shall mean the date on which this Agreement takes effect, which shall be 12/31/2001.


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B.       "Market Value Adjustment Annuity" shall mean a Separate Account deferred annuity which contains a market value adjustment formula.

C. "Net Benefits" shall have the meaning set forth in Article III of this Agreement.

D. "Policy" or "Policies" shall mean the policies and contracts described in Exhibit A as being eligible for reinsurance under this Agreement.

                                   ARTICLE II
                              BASIS OF REINSURANCE

1. One-hundred percent (100%) of the Net Benefits, under all Policies will be reinsured with ALLSTATE.

2. This reinsurance provided hereunder shall be on a 100% automatic coinsurance basis.

3. In no event will reinsurance under this Agreement be in force unless the corresponding Policy issued by GLENBROOK or the reinsurance accepted by GLENBROOK is in force.

                                   ARTICLE III
                              REINSURANCE BENEFITS

1.       Net Benefits are defined as follows:

         (a) For an application received on a Policy, or a Policy issued directly by GLENBROOK, net benefits are the actual amounts payable by GLENBROOK to the policyholder, less any amounts payable to GLENBROOK by another reinsurer with respect to the Policy. These payments include death benefits, endowment benefits, annuity benefits, disability benefits, benefits under accident and health policies, surrender benefits and payments on supplementary contracts with and without life contingencies.

         (b) For Policies reinsured by GLENBROOK and retroceded under this Agreement, Net Benefits are the actual amounts payable by GLENBROOK to the ceding company with respect to the Policy reinsured by GLENBROOK. These payments will include commissions and expense allowances on reinsurance accepted.


2. With respect to applications received and Policies issued directly or reinsured by GLENBROOK after the Effective Date, ALLSTATE's liability for Net Benefits will begin simultaneously with that of GLENBROOK and will include any liability GLENBROOK may incur as a result of a Temporary Insurance Agreement or Conditional Receipt issued in conjunction with a Policy.


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3.       ALLSTATE's liability under this Agreement will continue as long as
         GLENBROOK remains liable on the underlying coverage, and will terminate simultaneously with GLENBROOK's termination of liability.

                                   ARTICLE IV
                            SETTLEMENT AND REPORTING

1. While this Agreement is in effect, GLENBROOK shall pay to ALLSTATE no less frequently than quarterly, with respect to eligible Policies, a reinsurance premium equal to (or the accounting equivalent of) the sum of Items (a), (b), (c), and (d) below less the sum of Items (e) and (f) below.

         (a) Gross premiums (direct and reinsurance assumed) collected by GLENBROOK during the settlement period.

         (b) Funds transferred from GLENBROOK Separate Accounts to the GLENBROOK General Account during the settlement period.

         (c) Policy loan repayments collected by GLENBROOK with respect to the Policies.

         (d)      Revenues collected as administration fees.

         (e) Gross premiums refunded by GLENBROOK during the settlement period to policyholders.

         (f) Funds transferred from the GLENBROOK General Account to a GLENBROOK Separate Account during the settlement period.

2. While this Agreement is in effect, ALLSTATE shall pay to GLENBROOK no less frequently than quarterly, a benefit and expense allowance equal to (or the accounting equivalent of) the sum of Items (a), (b), (c),
         (d), (e), (f) and (g) below, as applicable for the period since the date of ALLSTATE's last payment to GLENBROOK

         (a) Net Benefits paid or incurred by GLENBROOK with respect to the Policies.

         (b) Commissions and other sales compensation paid or incurred by GLENBROOK with respect to the Policies.

         (c) General insurance expenses paid or incurred by GLENBROOK with respect to the Policies.

         (d) General insurance expenses paid or incurred by GLENBROOK with respect to administrative services performed.


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         (e)      Insurance taxes, licenses and fees (excluding income taxes paid or incurred by GLENBROOK with respect to the Policies.

         (f) Policy loan distributions to policyholders paid or incurred by GLENBROOK with respect to the Policies.

         (g) Net reinsurance premiums paid or incurred by GLENBROOK to another reinsurer with respect to the policies.

3. GLENBROOK will provide ALLSTATE with accounting reports no less frequently than quarterly within forty-five (45) days following the end of each calendar quarter. These reports will contain sufficient information about the policies to enable the reinsurer to prepare its quarterly and annual financial reports.

4. Settlements as set out in Article IV, Paragraphs 1 and 2 will occur no less frequently than quarterly within sixty (60) days following the end of each calendar quarter.

                                    ARTICLE V
                                   TAX MATTERS

1. On a basis no less frequent than annual, GLENBROOK and ALLSTATE shall settle the federal income tax consequences relating to the reinsurance of the Policies hereunder. Such settlement shall be determined by comparing (a) GLENBROOK's separate return tax liability (or refund), determined as set forth below and calculated prior to taking into account any settlement under this paragraph (the "Actual Tax Liability"), with (b) GLENBROOK's separate return tax liability (or refund) that would have been incurred if the Policies were written directly by ALLSTATE and the Invested Assets and related reserves were held by ALLSTATE (the "Pro Forma Tax Liability"). If the Actual Tax Liability exceeds the Pro Forma Tax Liability, ALLSTATE shall pay to GLENBROOK such amount (grossed-up to take into account the tax on such payment, determined at the highest federal corporate income tax rate); if the Actual Tax Liability is less than the Pro Forma Tax Liability, GLENBROOK shall pay to ALLSTATE such amount (grossed-up to take into account the tax on such payment, determined at the highest federal corporate income tax rate). For this purpose, the Actual Tax Liability shall be computed as follows: (i) if GLENBROOK is not a member of the same consolidated tax group as ALLSTATE, the Actual Tax Liability shall be determined as if GLENBROOK filed a separate federal income tax return and all the income on such return were taxed at the highest federal corporate income tax rate; (ii) if GLENBROOK is a member of the same consolidated tax group as ALLSTATE, the Actual Tax Liability of GLENBROOK shall be the amount of consolidated group's tax allocable to GLENBROOK under any tax sharing agreements with members of the group. The Pro Forma Tax Liability shall be determined under similar principles.


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2.       With respect to this Agreement, GLENBROOK and ALLSTATE hereby make the election as set forth in Exhibit B and as provided for in section 1.848-2(g)(8) of the Treasury Regulations. Each of the parties hereto agrees to take such further actions as may be necessary to ensure the effectiveness of such election.

                                   ARTICLE VI
                              STATEMENT REFERENCES

All references in this Agreement are to the 1999 NAIC Statutory General and Separate Account Statements of GLENBROOK, as filed with the Arizona Insurance Department. Appropriate adjustments will be made for changes, if any, in the NAIC Statutory General and Separate Account Statements on or after the Effective Date.

                                   ARTICLE VII
                                   OVERSIGHTS

ALLSTATE shall be bound as GLENBROOK is bound, and it is expressly understood and agreed that if failure to reinsure or failure to comply with any terms of this Agreement is shown to be unintentional and the result of misunderstanding or oversight on the part of either GLENBROOK or ALLSTATE, both GLENBROOK and ALLSTATE shall be restored to the positions they would have occupied had no such error or oversight occurred.

                                  ARTICLE VIII
                                 POLICY CHANGES

If any change is made in coverage reinsured under this Agreement, GLENBROOK shall notify ALLSTATE.

                                   ARTICLE IX
                                    RECAPTURE

1. If a Policy reinsured under this Agreement becomes ineligible for reinsurance (as specified in Schedule A), the Policy will be immediately recaptured by GLENBROOK.

2.       GLENBROOK shall notify ALLSTATE of any such recapture.

3. Upon receiving notice of recapture, ALLSTATE shall pay to GLENBROOK an amount equal to the net statutory liabilities associated with the recaptured Policy. This amount will be determined as of the end of the month following the date of recapture.

4. Within ninety (90) days following the recapture by GLENBROOK of any business ceded to another reinsurer, GLENBROOK shall pay to ALLSTATE assets with statutory book value equal to (a) x [1+(b)(c)/365], where
         (a) through (c) are as defined below.


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         (a)      Net statutory liabilities attributable to the Policies
                  recaptured. The applicable portion of these items will be calculated as of the end of the month following the date of recapture.

         (b) The annual rate of interest based on GLENBROOK's General Account statutory financial statement as filed with the Arizona Insurance Department as of the end of the calendar year immediately preceding the date of recapture, calculated as (i) less (ii) quantity divided by (iii) where:

                  (i)      The amount on Exhibit 2, line 15 (Net Investment
                           Income).

                  (ii) The change in investment income due and accrued calculated as Page 2, line 17 (Investment income due and accrued) Current Year less Page 2, line 17 Prior Year.

                  (iii) The mean assets over the year calculated as the sum of Page 2, line 11 (Subtotals, cash and invested assets) Current Year and Page 2, line 11 Prior Year, the quantity divided by 2.

         (c) The number of days between the end of the month following the date of recapture and the date when payment is made.

                                    ARTICLE X
                              INSPECTION OF RECORDS

GLENBROOK and ALLSTATE shall have the right, at any reasonable time, to examine at the office of the other, any books, documents, reports or records which pertain in any way to the Policies.

                                   ARTICLE XI
                                   INSOLVENCY

1. The portion of any risk or obligation assumed by ALLSTATE, when such portion is ascertained, shall be payable on demand of GLENBROOK at the same time as GLENBROOK shall pay its net retained portion of such risk or obligation, and the reinsurance shall be payable by ALLSTATE on the basis of the liability of GLENBROOK under the contract or contracts reinsured under this Agreement without diminution because of the insolvency of GLENBROOK. In the event of insolvency and the appointment of a conservator, liquidator or statutory successor of GLENBROOK, such portion shall be payable to such conservator, liquidator or statutory successor immediately upon demand, on the basis of claims allowed against GLENBROOK by any court of competent jurisdiction or, by any conservator, liquidator, or statutory successor of GLENBROOK having authority to allow such claims, without diminution because of such insolvency or because such conservator, liqidator or statutory successor has failed to pay all or a portion of any claims.


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         Payments by ALLSTATE as above set forth shall be made directly to
         GLENBROOK or its conservator, liquidator or statutory successor.

2. Further, in the event of the insolvency of GLENBROOK, the liquidator, receiver or statutory successor of the insolvent GLENBROOK shall give written notice to ALLSTATE of the pendency of an obligation of the insolvent GLENBROOK on any Policy, whereupon ALLLSTATE may investigate such claim and interpose at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to GLENBROOK or its liquidator or statutory successor. The expense thus incurred by ALLSTATE shall be chargeable, subject to court approval, against the insolvent GLENBROOK as part of the expenses of liquidation to the extent of a proportionate share of the benefit which may accrue to GLENBROOK solely as a result of the defense undertaken by ALLSTATE.

                                   ARTICLE XII
                                   ARBITRATION

Any dispute arising with respect to this Agreement which is not settled by mutual agreement of the parties shall be referred to arbitration. Within twenty
(20) days from receipt of written notice from one party that an arbitrator has been appointed, the other party shall also name an arbitrator. The two arbitrators shall choose a third arbitrator and shall forthwith notify the contracting parties of such choice. Each arbitrator shall be a present or former officer of a life insurance company and should have no present or past affiliation with this Agreement or with either party. The arbitrators shall consider this Agreement as a honorable engagement rather than merely as a legal obligation, and shall be relieved of all judicial formalities. The decision of the arbitrators shall be final and binding upon the parties hereto. Each party shall bear the expenses of its own arbitrator and shall jointly and equally bear the expenses of the third arbitrator and of the arbitration. Any such arbitration shall take place at the Home Office of GLENBROOK, unless some other location is mutually agreed upon. The decision of the Arbitrators shall be handed down within 45 days of the date on which the arbitration is concluded.

                                  ARTICLE XIII
                              PARTIES TO AGREEMENT

This Agreement is solely between GLENBROOK and ALLSTATE. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between ALLSTATE and any party in interest under any contract of GLENBROOK reinsured hereunder. GLENBROOK shall be and remain solely liable to any insured, contract owner, or beneficiary under any contract reinsured hereunder.

                                   ARTICLE XIV
                              TERM AND TERMINATION

This Agreement shall be effective as of the Effective Date, and will be unlimited as to its duration; provided, however, it may be terminated with respect to the reinsurance of new


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business by ether party giving the other party ninety (90) days prior written notice of termination to the other party.

                                   ARTICLE XV
                                     OFFSET

All monies due GLENBROOK or ALLSTATE under this Agreement shall be offset against each other dollar for dollar.

                                   ARTICLE XVI
                                ENTIRE AGREEMENT

This Agreement, together with all amendments thereto, constitutes the entire agreement between ALLSTATE and GLENBROOK with respect to the subject mater hereof, and there are no written or oral understandings, agreements, conditions, or qualifications to the terms and conditions of this Agreement which are not fully expressed herein.

IN WITNESS HEREOF, the parties to this Agreement have caused it to be duly executed in duplicate by their respective officers on the dates shown below.


GLENBROOK LIFE AND ANNUITY COMPANY

By ______________________________

Title ____________________________

Date ____________________________

ALLSTATE LIFE INSURANCE COMPANY

By ______________________________

Title _____________________________

Date _____________________________


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                                    EXHIBIT A
                        ELIGIBLE AND INELIGIBLE POLICIES



1. This Agreement covers all Eligible Policies in force in GLENBROOK (or no longer in force but with remaining liability to GLENBROOK) on the Effective Date of this Agreement, all Eligible Policies issued and applications received directly by GLENBROOK after the Effective Date, and all reinsurance accepted by GLENBROOK before and after the Effective Date.

2.       An "Eligible Policy" is defined as follows:

         (a) any policy whose reserve is invested, in whole or in part, in the GLENBROOK General account; PROVIDED, HOWEVER, that the portion of any such policy which is not so invested is not covered under this Agreement;

         (b)      a Market Value Adjustment Annuity


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                                    EXHIBIT B
                                  TAX ELECTION


GLENBROOK and ALLSTATE hereby make an election pursuant to Treasury Regulations
Section 1.848-2(g)(8). This election shall be effective for the tax year during which the Effective Date falls and all subsequent taxable years for which this Agreement remains in effect. Unless otherwise indicated, the terms used in this Exhibit are defined by reference to Treasury Regulations Section 1.848-2 as in effect on the date hereof. As used below, the term "PARTY" or "PARTIES" shall refer to GLENBROOK or ALLSTATE, or both, as appropriate.

1. The party with the Net Positive Consideration (as defined in Section 848 of the Code and related Treasury Regulations) with respect to the transactions contemplated under this Agreement for any taxable year covered by this election will capitalize specified policy acquisition expenses with respect to such transactions without regard to the general deductions limitation of Section 848(c)(1) of the Code.

2. The parties agree to exchange information pertaining to the amount of Net Consideration (as defined in Section 848 of the Code and related Treasury Regulations) under this Agreement each year to ensure consistency or as is otherwise required by the Internal Revenue Service. The exchange of information each year will follow the procedures set forth below:

                  (a) By April 1 of each year, GLENBROOK will submit a schedule to ALLSTATE of its calculation of the Net Consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an authorized representative of GLENBROOK stating the amount of the Net Consideration GLENBROOK will report in its tax return for the preceding calendar year.

                  (b) Within thirty (30) days of ALLSTATE's receipt of GLENBROOK's calculation, ALLSTATE may contest such calculation by providing an alternative calculation to GLENBROOK in writing. If ALLSTATE does not notify GLENBROOK that it contests such calculation within said 30-day period, the calculation will be presumed correct and ALLSTATE shall also report the Net Consideration as determined by GLENBROOK in ALLSTATE's tax return for the preceding calendar year.

                  (c) If ALLSTATE provides an alternative calculation of the Net Consideration pursuant to clause (b), the parties will act in good faith to reach an agreement as to the correct amount of Net Consideration within thirty (30) days of the date GLENBROOK receives the alternative calculation from ALLSTATE. When GLENBROOK and ALLSTATE reach agreement on an amount of Net Consideration, each party shall report the applicable amount in their respective tax returns for the preceding calendar year.


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